EXHIBIT 99.3

CONSENT OF SAM YAU

I consent to the reference to me as a person to be appointed a Director of Multi-Fineline Electronix, Inc. under the captions “Prospectus Summary,” “Management” and “Principal and Selling Stockholders” in the Prospectus included in the Registration Statement on Form S-1 of Multi-Fineline Electronix, Inc.

/s/ Sam Yau
Sam Yau

June 4, 2004

Anaheim, California